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                                                                   Exhibit 10.44



                            STOCK PURCHASE AGREEMENT

                                     between

                      SWISS RE AMERICA HOLDING CORPORATION

                                       and

                                RSUI GROUP, INC.

                            Dated as of June 12, 2003

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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.............................................................................................     2

     1.1.     "Accounting Firm"...................................................................................     2
     1.2.     "Affiliate" or "Affiliated".........................................................................     2
     1.3.     "Affiliate Novation Agreements".....................................................................     2
     1.4.     "Affiliate Reinsurance Agreements"..................................................................     2
     1.5.     "Agreement".........................................................................................     2
     1.6.     "Alleghany".........................................................................................     2
     1.7.     "Applicable Law"....................................................................................     2
     1.8.     "Assignment"........................................................................................     2
     1.9.     "Bankruptcy Exception"..............................................................................     2
     1.10.    "Canada Transfer and Assumption Agreement"..........................................................     3
     1.11.    "Carryover Item"....................................................................................     3
     1.12.    "Carryover Schedule"................................................................................     3
     1.13.    "Closing" and "Closing Date"........................................................................     3
     1.14.    "Closing Date Balance Sheets".......................................................................     3
     1.15.    "Closing Date Shareholder's Equity".................................................................     3
     1.16.    "Closing Date Statements of Assets".................................................................     3
     1.17.    "COBRA".............................................................................................     3
     1.18.    "Code"..............................................................................................     3
     1.19.    "Combined Balance Sheets"...........................................................................     3
     1.20.    "Confidential Compilations".........................................................................     3
     1.21.    "Confidential Data".................................................................................     3
     1.22.    "Confidential Information"..........................................................................     3
     1.23.    "Documents".........................................................................................     4
     1.24.    "Employee Benefit Plan".............................................................................     4
     1.25.    "ERISA".............................................................................................     4
     1.26.    "ERISA Affiliate"...................................................................................     4
     1.27.    "Exhibit"...........................................................................................     4
     1.28.    "GAAP"..............................................................................................     4
     1.29.    "Governmental Entity"...............................................................................     4
     1.30.    "Income Tax"........................................................................................     4
     1.31.    "Income Tax Return".................................................................................     4
     1.32.    "Indemnification Event".............................................................................     4
     1.33.    "Indemnitor"........................................................................................     4
     1.34.    "Insurance Permit"..................................................................................     4
     1.35.    "Liens or Restrictions".............................................................................     5
     1.36.    "Material Adverse Effect"...........................................................................     5
     1.37.    "Multiemployer Plan"................................................................................     5
     1.38.    "Multiple Line Quota Share Retrocession Agreement"..................................................     5
     1.39.    "Multiple Line Quota Share Reinsurance Agreement"...................................................     5
     1.40.    "NAS"...............................................................................................     5
     1.41.    "Novation Agreements"...............................................................................     5
     1.42.    "PBGC"..............................................................................................     5
     1.43.    "Permit"............................................................................................     5

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
     1.44.    "Person"............................................................................................     5
     1.45.    "Policyholder Contracts"............................................................................     5
     1.46.    "Pre-Closing Tax Period"............................................................................     5
     1.47.    "Property"..........................................................................................     6
     1.48.    "Purchase Price"....................................................................................     6
     1.49.    "Purchaser".........................................................................................     6
     1.50.    "Reinsurance Agreements"............................................................................     6
     1.51.    "Revised Service Agreement".........................................................................     6
     1.52.    "SAP"...............................................................................................     6
     1.53.    "Schedule"..........................................................................................     6
     1.54.    "Seller"............................................................................................     6
     1.55.    "Seller's Knowledge"................................................................................     6
     1.56.    "Service Agreements"................................................................................     6
     1.57.    "SRA"...............................................................................................     6
     1.58.    "SRC"...............................................................................................     6
     1.59.    "Statutory Financial Statements"....................................................................     6
     1.60.    "Stock".............................................................................................     7
     1.61.    "Straddle Period"...................................................................................     7
     1.62.    "Subsidiary"........................................................................................     7
     1.63.    "Tax" or "Taxes"....................................................................................     7
     1.64.    "Taxing Authority"..................................................................................     7
     1.65.    "Tax Claim".........................................................................................     7
     1.66.    "Tax Return"........................................................................................     7
     1.67.    "Transfer and Assumption Agreement".................................................................     7
     1.68.    "Transfer Taxes"....................................................................................     7
     1.69.    "URC"...............................................................................................     7
     1.70.    "URC Agreements"....................................................................................     7
     1.71.    "URC/URG Merger"....................................................................................     7
     1.72.    "URC/URG Merger Agreement"..........................................................................     7
     1.73.    "URG"...............................................................................................     8
     1.74.    "URG Stock Purchase Agreement"......................................................................     8

ARTICLE II PURCHASE OF STOCK......................................................................................     8

     2.1.     Purchase and Sale...................................................................................     8
     2.2.     The Purchase Price..................................................................................     8
     2.3.     Closing.............................................................................................     8
     2.4.     Merger of URG into URC..............................................................................     9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................     9

     3.1.     Organization and Corporate Power....................................................................     9
     3.2.     Authorization of Agreement..........................................................................     9
     3.3.     Capital Stock of URG and URC.......................................................................     10
     3.4.     Interests in Securities of URG and URC.............................................................     10
     3.5.     Financial Statements...............................................................................     10
     3.6.     Subsidiaries.......................................................................................     10
     3.7.     Tax Returns and Reports............................................................................     10

                                      -ii-

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
     3.8.     Required Filings...................................................................................     11
     3.9.     No Breach of Statute or Contract; Governmental Authorizations......................................     11
     3.10.    No Litigation or Adverse Events....................................................................     12
     3.11.    Bank Accounts......................................................................................     12
     3.12.    Assets and Property................................................................................     12
     3.13.    Liabilities........................................................................................     12
     3.14.    Contracts..........................................................................................     12
     3.15.    Compliance Requirements............................................................................     13
     3.16.    Employees and Agents...............................................................................     13
     3.17.    Powers of Attorney.................................................................................     13
     3.18.    Accuracy of Documents..............................................................................     13
     3.19.    Brokers and Finders................................................................................     13
     3.20.    Statutory Deposits.................................................................................     13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................     13

     4.1.     Organization and Corporate Power...................................................................     13
     4.2.     Authorization of Agreement.........................................................................     14
     4.3.     No Breach of Statute or Contract; Governmental Authorizations......................................     14
     4.4.     Investment Intent..................................................................................     14
     4.5.     No Litigation......................................................................................     14
     4.6.     Brokers and Finders................................................................................     15
     4.7.     No Harmful Acts or Omissions.......................................................................     15

ARTICLE V CONDUCT AND TRANSACTIONS PRIOR TO CLOSING; COVENANTS; INDEMNITIES......................................     15

     5.1.     Investigations; Operation of the Businesses of URG and URC.........................................     15
     5.2.     Pending or Threatened Litigation or Action.........................................................     17
     5.3.     Tax Audits; Tax Returns and Payments...............................................................     17
     5.4.     Indemnifications, Assumptions of Liability and Related Matters.....................................     20
     5.5      Closing Date Balance Sheets and Closing Date Statements of Assets..................................     24
     5.6.     Transfer Taxes.....................................................................................     25
     5.7.     Conduct of Business by Purchaser...................................................................     25
     5.8.     Change of Name.....................................................................................     25
     5.9.     Disclosure of Confidential Information.............................................................     25
     5.10.    Execution of the Revised Service Agreement.........................................................     25
     5.11.    Policyholder Contracts and Reinsurance Agreements..................................................     25
     5.12.    URC/URG Merger.....................................................................................     26

ARTICLE VI CONDITIONS TO CLOSING; ABANDONMENT OF THE TRANSACTION.................................................     26

     6.1.     Conditions to the Obligations of Purchaser.........................................................     26
     6.2.     Conditions to the Obligations of Seller............................................................     29
     6.3.     Termination of Agreement and Abandonment of Transactions...........................................     30

                                     -iii-

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
ARTICLE VII TERMINATION OF OBLIGATIONS AND WAIVER OF CONDITIONS; PAYMENT OF EXPENSES.............................     31

ARTICLE VIII GENERAL.............................................................................................     31

     8.1.     Amendment and Waiver...............................................................................     31
     8.2.     Integrated Contract................................................................................     31
     8.3.     Publicity..........................................................................................     32
     8.4.     Governing Law......................................................................................     32
     8.5.     Notices............................................................................................     32
     8.6.     No Assignment......................................................................................     33
     8.7.     Headings...........................................................................................     33
     8.8.     Counterparts.......................................................................................     33
     8.9.     Severability.......................................................................................     33
     8.10.    Third Parties......................................................................................     33
     8.11.    Further Assurances.................................................................................     33

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
Schedule 1.3            -      List of Affiliate Reinsurance Agreements
Schedule 1.4            -      Novation Agreements
Schedule 3.1(b)         -      Insurance Permits and Jurisdictions
Schedule 3.1(c)         -      Officers and Directors/Articles and Bylaws
Schedule 3.7            -      Tax Returns and Reports
Schedule 3.11           -      Bank Accounts
Schedule 3.12           -      Assets and Property
Schedule 3.13           -      Liabilities
Schedule 3.14           -      Contracts
Schedule 3.15           -      Compliance Requirements
Schedule 3.17           -      Powers of Attorney
Schedule 3.20           -      State Insurance Department Deposits

Exhibit A               -      Assignment between SRA and URC
Exhibit B-1             -      Novation Agreement among SRA, URC and Commercial Underwriters Insurance Company
Exhibit B-2             -      Novation Agreement among SRA, URC and Newmarket Underwriters Insurance Company
Exhibit B-3             -      Novation Agreement among SRA, URC and Underwriters Insurance Company
Exhibit C               -      Revised Service Agreement between SRA and URC
Exhibit D-1             -      Service Agreement between Seller and URC
Exhibit D-2             -      Service Agreement between SRA and URC
Exhibit E               -      Transfer and Assumption Agreement between SRA and URC
Exhibit F               -      Canada Transfer and Assumption Agreement between SRC and URC
Exhibit G               -      Multiple Line Quota Share Reinsurance Agreement and Addendum No. 1 between URC and North American
                               Specialty Insurance Company
Exhibit H               -      Multiple Line Quota Share Retrocession Agreement No. 13009 between URC and SRA
Exhibit I               -      URC/URG Merger Agreement

                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement, dated as of June 12, 2003, is by and between Swiss Re America Holding Corporation, a Delaware corporation, having its principal place of business at 175 King Street, Armonk, New York 10504 ("Seller"), and RSUI Group, Inc., a Delaware corporation, having its principal place of business at 375 Park Avenue, New York, New York 10152 ("Purchaser").

                                    RECITALS:

                  WHEREAS, on March 11, 2003, pursuant to a Letter of Intent, the Alleghany Corporation, a Delaware corporation ("Alleghany"), confirmed its interest in purchasing, under certain conditions, all of the outstanding capital stock of Underwriters Re Group, Inc., a Delaware corporation ("URG"). The Purchaser is a wholly owned subsidiary Alleghany;

                  WHEREAS, Underwriters Reinsurance Company, a New Hampshire corporation ("URC"), is a wholly owned subsidiary of URG;

                  WHEREAS, effective July 1, 2000, pursuant to the Multiple Line Quota Share Retrocession Agreement, URC ceded to SRA all of URC's ultimate net liability under all Reinsurance Agreements in force as of July 1, 2000;

                  WHEREAS, effective January 1, 2001, pursuant to the Transfer and Assumption Agreement, SRA assumed all of URC's business and liabilities, including, without limitation, all of the past, present and future liabilities and obligations of URC, both disclosed and undisclosed, under the Reinsurance Agreements;

                  WHEREAS, effective January 1, 2001, URC and SRA entered into the Assignment pursuant to which URC conveyed, assigned, transferred and delivered to SRA all of the rights and interests of URC arising under any retrocession agreements related to the Reinsurance Agreements transferred from URC to SRA pursuant to the Transfer and Assumption Agreement;

                  WHEREAS, effective January 1, 2001, pursuant to the Affiliate Novation Agreements, SRA was substituted for URC as the reinsurer under each of the Affiliate Reinsurance Agreements;

                  WHEREAS, as of May 31, 2003, pursuant to the Novation Agreements, SRA was substituted for URC as the reinsurer under approximately 99% of the Policyholder Contracts and Reinsurance Agreements (other than the Affiliate Reinsurance Agreements);

                  WHEREAS, effective January 1, 2001, URC and North American Specialty Insurance Company ("NAS") entered into the Multiple Line Quota Share Reinsurance Agreement as amended by Addendum No. 1 thereto, pursuant to which NAS accepted from URC a 100% quota share participation of URC's ultimate net liability for all Policyholder Contracts;

                  WHEREAS, effective January 1, 2002, pursuant to the Canada Transfer and Assumption Agreement, Swiss Reinsurance Company Canada ("SRC") assumed all of URC's business and liabilities including without limitation, all past, present and future liabilities of URC, both disclosed and undisclosed, under all Reinsurance Agreements written by URC in Canada;

                  WHEREAS, neither URG nor URC will have any liabilities or obligations whatsoever based on or arising out of any act, omission or event occurring prior to the Closing that are not fully indemnified by Seller pursuant to this Agreement; and

                  WHEREAS, Purchaser desires to purchase and Seller desires to sell the Stock upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  As used herein, the terms below shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:

                  1.1.     "Accounting Firm" shall have the meaning set forth in
Section 5.3(e).

                  1.2. "Affiliate" or "Affiliated" shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  1.3. "Affiliate Novation Agreements" shall refer to the Novation Agreements made effective as of January 1, 2001 between SRA, URC and each of URC's Affiliates, pursuant to which SRA was substituted in place of URC as the reinsurer under the Affiliate Reinsurance Agreements, copies of which are attached hereto as Exhibits B-1, B-2 and B-3.

                  1.4. "Affiliate Reinsurance Agreements" shall mean all of the Reinsurance Agreements between URC and any of its Affiliates as set forth on
Schedule 1.3 attached hereto.

                  1.5. "Agreement" shall refer to this Stock Purchase Agreement together with all Exhibits and Schedules hereto, as the same may be amended from time to time.

                  1.6. "Alleghany" shall have the meaning set forth in the first recital of this Agreement.

                  1.7. "Applicable Law" shall mean any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principal of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.

                  1.8. "Assignment" shall refer to the Assignment dated January 1, 2001 by and between URC and SRA, a copy of which is attached hereto as Exhibit A.

                  1.9. "Bankruptcy Exception" shall refer, in respect of any agreement, contract or commitment, to any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  1.10. "Canada Transfer and Assumption Agreement" shall refer to the Transfer and Assumption Agreement made effective as of January 1, 2002 by and between SRC and URC, a copy of which is attached hereto as Exhibit F.

                  1.11.    "Carryover Item" shall have the meaning set forth in
Section 5.3(d) hereof.

                  1.12. "Carryover Schedule" shall have the meaning set forth in Section 5.3(d) hereof.

                  1.13. "Closing" and "Closing Date" shall have the respective meanings set forth in Section 2.3.

                  1.14. "Closing Date Balance Sheets" shall mean (i) a balance sheet of URG as at the Closing Date setting forth all assets of URG from the Closing Date Statement of Assets and setting forth all liabilities of URG determined in accordance with GAAP (including deferred Tax liabilities determined pursuant to Section 5.5 hereof, but excluding any liability for current Taxes for which the Seller would be liable under Section 5.3(e) hereof) and (ii) a balance sheet of URC as at the Closing Date setting forth all assets of URC from the Closing Date Statement of Assets and setting forth all liabilities of URC determined in accordance with GAAP.

                  1.15. "Closing Date Shareholder's Equity" shall mean (i) total assets (valued in accordance with the provisions of Section 5.5) less total liabilities (determined in accordance with GAAP) of URC, and (ii) total assets (valued in accordance with the provisions of Section 5.5) less total liabilities (determined in accordance with GAAP) of URG, each as set forth on the Closing Date Balance Sheets.

                  1.16. "Closing Date Statements of Assets" shall refer to the statement of assets of each of URG and URC as of the Closing Date prepared in accordance with the provisions of Section 5.5.

                  1.17. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  1.18. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                  1.19. "Combined Balance Sheets" shall have the meaning set forth in Section 3.5.

                  1.20. "Confidential Compilations" shall mean any Documents or compilations prepared by or for Purchaser which contain, reflect or are based upon Confidential Data.

                  1.21. "Confidential Data" shall mean all non-public Documents and information concerning Seller, URG or URC furnished to Purchaser in connection with this Agreement.

                  1.22. "Confidential Information" shall mean any confidential information of URG or URC which is in the possession of Seller or any of its Affiliates or its or their respective officers and directors on the date hereof or on the Closing Date other than confidential information which becomes available to the public (other than as a result of the disclosure of such information by Seller or any of its Affiliates or its or their respective officers and directors in contravention of the covenant set forth in Section 5.9).

                  1.23. "Documents" shall refer to any books, records, files, papers, tapes, microfilms and any other documents.

                  1.24. "Employee Benefit Plan" shall mean any "employee benefit plan" (as such term is defined in section 3(3) of ERISA), and any other retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, deferred or incentive compensation, bonus, stay bonus, stock option, employee stock purchase, phantom stock, stock appreciation, change in control, medical, dental, vision, psychiatric counseling, vacation, sick pay, disability, salary continuation, severance, death benefit, dependent care assistance or fringe benefit plan, program or arrangement, or any cafeteria plan under Section 125 of the Code, in which any current or former officer or employee of URG or URC has participated, or as to which URG or URC has any present or contingent liability.

                  1.25. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  1.26. "ERISA Affiliate" shall refer to any entity required to be aggregated with URG or URC as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

                  1.27. "Exhibit" shall refer to each of several written Exhibits to this Agreement.

                  1.28. "GAAP" shall mean U.S. generally accepted accounting principles.

                  1.29. "Governmental Entity" shall mean any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or securities regulatory authority.

                  1.30. "Income Tax" shall mean any federal, state, local or applicable foreign Tax (including any alternative minimum accumulated earnings or personal holding company Tax) imposed on, or measured by net income, including any interest, penalty or addition thereto, whether disputed or not.

                  1.31. "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

                  1.32. "Indemnification Event" shall refer to any action, proceeding or claim for which a Person is entitled to indemnification under this Agreement.

                  1.33. "Indemnitor" shall refer to the indemnifying Person with respect to the occurrence of an Indemnification Event.

                  1.34. "Insurance Permit" shall mean any Permit in any jurisdiction to issue, underwrite, assume, place, sell or otherwise transact the business of insurance or reinsurance.

                  1.35. "Liens or Restrictions" shall refer to any lien, pledge, mortgage, security interest, charge, adverse claim or other encumbrance of any kind.

                  1.36. "Material Adverse Effect" shall mean any material adverse effect on the business, operations, financial condition or results of operations of URG or URC which is not fully indemnified by Seller after the Closing pursuant to this Agreement, other than effects caused by (i) the identity of Purchaser as the buyer of the Stock, (ii) the announcement of Purchaser as the buyer of the Stock, and (iii) acts of Purchaser prior to the Closing.

                  1.37. "Multiemployer Plan" shall have the meaning ascribed to such term by Section 4001(a)(3) of ERISA.

                  1.38. "Multiple Line Quota Share Retrocession Agreement" shall refer to the Multi-Line Quota Share Retrocession Agreement made effective as of July 1, 2000 between URC and SRA, a copy of which is attached hereto as Exhibit H.

                  1.39. "Multiple Line Quota Share Reinsurance Agreement" shall refer to the Multiple Line Quota Share Reinsurance Agreement made effective as of January 1, 2001 between URC and NAS, a copy of which is attached hereto as Exhibit G.

                  1.40. "NAS" shall have the meaning set forth in the seventh recital of this Agreement.

                  1.41. "Novation Agreements" shall refer to the Novation Agreements, Commutation Agreements and deemed novations as described in Schedule
1.41 attached hereto among SRA, URC and third parties to the Policyholder Contracts and Reinsurance Agreements, pursuant to which SRA was substituted in place of URC as the reinsurer under the Policyholder Contracts and Reinsurance Agreements, including without limitation the Affiliate Novation Agreements.

                  1.42. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  1.43. "Permit" shall refer to any federal, state, local or other governmental consent, license, permit, grant or authorization which is held by URC in a particular jurisdiction immediately prior to the Closing Date.

                  1.44. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity or agency thereof.

                  1.45. "Policyholder Contracts" shall mean all binders, policies, contracts, certificates and other obligations or agreements of insurance issued by URC prior to the Closing Date and endorsements thereon and changes in coverage thereunder issued by or on behalf of URC at any time.

                  1.46. "Pre-Closing Tax Period" shall mean: (a) in the case of any federal Income Tax, each taxable period that begins after May 10, 2000 and that ends on or before the Closing Date; and (b) in the case of all other Taxes, (i) any taxable period that begins after April 30, 2000 and that ends on or before the Closing Date, and (ii) with respect to any taxable period that includes but does not end on April 30, 2000, the portion of such period that follows April 30, 2000 (determined in a manner consistent with the URG Stock Purchase Agreement including, without limitation, Section 5.9 and 8.2 thereof).

                  1.47. "Property" shall mean any real, personal or mixed property, whether tangible or intangible.

                  1.48.    "Purchase Price" shall have the meaning set forth in
Section 2.2.

                  1.49. "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

                  1.50. "Reinsurance Agreements" shall mean all binders, policies, contracts, certificates and other obligations or agreements of reinsurance issued by URC prior to the Closing Date and endorsements thereon and changes in coverage thereunder issued by or on behalf of URC at any time, including without limitation the Affiliate Reinsurance Agreements.

                  1.51. "Revised Service Agreement" shall refer to the revised service agreement to be entered into prior to the Closing Date by and between SRA and URC, in the form attached hereto as Exhibit C.

                  1.52. "SAP" shall mean the statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities in the State of New Hampshire.

                  1.53. "Schedule" shall refer to each of several written Schedules to this Agreement.

                  1.54. "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

                  1.55. "Seller's Knowledge" shall refer to the actual knowledge, after reasonable inquiry, of (i) individuals who, at the time of execution of this Agreement, perform such functions or hold such positions with Seller, URG or URC (prior to the Closing) as would reasonably be expected to require them to be aware of the information in question and (ii) officers of Seller holding the position of Vice President or higher or directors of Seller.

                  1.56. "Service Agreements" shall refer to the Service Agreements made as of May 10, 2000 by and between Seller and URC, and SRA and URC, copies of which are attached hereto as Exhibits D-1 and D-2.

                  1.57. "SRA" shall refer to Swiss Reinsurance America Corporation, a New York corporation and wholly owned subsidiary of Seller, having its principal place of business at 175 King Street, Armonk, New York 10504.

                  1.58. "SRC" shall have the meaning set forth in the eighth recital of this Agreement.

                  1.59. "Statutory Financial Statements" shall mean the Annual Statements and the Quarterly Statements of the Condition and Affairs of URC filed with state insurance departments, in each case including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith.

                  1.60. "Stock" shall mean all of the issued and outstanding shares of capital stock of URG which consists of 15,967,858 shares of common stock with a par value of $.01 per share.

                  1.61. "Straddle Period" shall refer to a taxable period (or portion thereof) that begins before and ends after the Closing Date.

                  1.62. "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities, equity interests, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body, or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

                  1.63. "Tax" or "Taxes" shall mean all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, gains, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, insurance premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, estimated, recapture and other taxes, levies, fees, imposts, and charges of any kind, and including all interest, penalties and additions imposed with respect thereto, whether disputed or not, any obligations to indemnify or otherwise assume or succeed to the tax liability of any person, and any liability in respect of any tax as a result of being a member of any affiliated, combined, consolidated, unitary or similar group.

                  1.64. "Taxing Authority" shall refer to any Governmental Entity responsible for the administration or collection of Taxes.

                  1.65.    "Tax Claim" shall have the meaning set forth in
Section 5.3(f).

                  1.66. "Tax Return" shall refer to any and all returns, declarations, reports, elections, estimates, claims for refund, information returns or statements, or other forms, documents or statements relating to Taxes (including estimated Taxes), including any schedule or attachment thereto and any amendment or supplement thereof.

                  1.67. "Transfer and Assumption Agreement" shall refer to the Transfer and Assumption Agreement made effective as of January 1, 2001 between SRA and URC, a copy of which is attached hereto as Exhibit E.

                  1.68.    "Transfer Taxes" shall have the meaning set forth in
Section 5.6.

                  1.69. "URC" shall have the meaning set forth in the second recital of this Agreement.

                  1.70.    "URC Agreements" shall have the meaning set forth in
Section 3.14.

                  1.71.    "URC/URG Merger" shall have the meaning set forth in
Section 2.4.

                  1.72. "URC/URG Merger Agreement" shall refer to the agreement for the merger of URG with and into URC, in the form attached hereto as Exhibit I, or as otherwise required to be revised by applicable regulatory authorities.

                  1.73. "URG" shall have the meaning set forth in the first recital of this Agreement.

                  1.74. "URG Stock Purchase Agreement" shall refer to the Stock Purchase Agreement entered into as of December 30, 1999 by and between Seller and Alleghany, as supplemented by the Closing Agreement between Seller and Alleghany dated as of May 10, 2000.

                                   ARTICLE II

                                PURCHASE OF STOCK

                  2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of the Stock.

                  2.2. The Purchase Price. The price Purchaser shall pay for the Stock shall be an amount equal to the sum of the following:

                  (a)      Six Million, Five Hundred Thousand Dollars
($6,500,000),

                  (b) plus the Closing Date Shareholder's Equity, as determined in accordance with Section 5.5 hereof, and

                  (c) less One Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($118,750) for each state in which URC does not possess as of the date of the Closing an in force Insurance Permit in the form and covering the lines set forth on Schedule 3.1(b) except for California and New York, and less Four Hundred Thousand Dollars ($400,000) for each of New York and California in the event that URC does not possess as of the Closing an in force Insurance Permit in either such state in the form and covering the lines set forth on
Schedule 1.3(b). (regardless of any disclosure as to pending or threatened proceedings relating to such Insurance Permits), subject to Section 6.1(d) hereof (the "Purchase Price").

                  (d) Not withstanding the provision of sub-paragraph (c), no adjustment will be made to the Purchase Price in the event an Insurance Permit is limited or restricted solely as a result of either: (i) the approval of the acquisition of control of URC by Purchaser or (ii) the URC/URG merger.

                  2.3. Closing. The purchase and sale of the Stock pursuant to this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York at 10:00 a.m. New York time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transaction contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself, "Closing Date"), or such other time or date as the parties hereto agree in writing. At the Closing:

                  (a) Seller shall deliver to Purchaser a certificate or certificates representing the Stock duly endorsed to Purchaser or accompanied by duly executed stock powers so as to transfer and assign to Purchaser good and valid title to the Stock free and clear of all Liens or Restrictions and to constitute Purchaser the sole beneficial and record stockholder of URC; and

                  (b) Purchaser shall pay to Seller the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller on or before the Closing.

                  2.4. Merger of URG into URC. After the Closing, Purchaser intends to cause URG to be merged with and into URC (the "URC/URG Merger") pursuant to the URC/URG Merger Agreement, at which time the separate existence of URG shall cease.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows:

                  3.1.     Organization and Corporate Power.

                  (a) Each of Seller, URG and URC is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and each of Seller, URG and URC has all requisite power and authority to own, lease and operate its assets and Properties (including, without limitation, the Stock) and to conduct its business as currently being conducted. URC is duly qualified and licensed to conduct business in, and is in good standing as an insurance corporation in, each jurisdiction set forth in Schedule 3.1(b), except as noted thereon.

                  (b) Schedule 3.1(b) is an accurate and complete list of each Insurance Permit held by URC and sets forth the date of issuance and the scheduled expiration date of each such Insurance Permit. Application has been made for renewal of each Insurance Permit scheduled to expire prior to the Closing Date. All filings and payment of all annual fees and taxes required for such renewal or for the continued good standing of Insurance Permits have been made. True and correct copies of all of such Insurance Permits or other evidence of such licensure are attached to Schedule 3.1(b). Except as limited by state statute generally applicable to all companies of a similar type as URC or as set forth in such Schedule, URC's authority to write the lines and classes of insurance or reinsurance set forth on such Schedule is unrestricted and URC is not a party to any agreement or arrangement with any regulatory official or agency limiting or restricting URC's authority as described in Schedule 3.1 (b). Except as set forth in Schedule 3.1(b), each such Insurance Permit is currently in good standing, and, other than as set forth in Schedule 3.1(b), no application for an Insurance Permit filed within the last 12 months and no Insurance Permit has been withdrawn, modified, restricted or conditioned in any respect by a state insurance regulatory authority.

                  (c) Schedule 3.1(c) identifies each director and executive officer of URG and URC as currently in effect. Attached to Schedule 3.1(c) are true and correct copies of each of URG and URC's Articles of Incorporation and By-laws, including all amendments thereto through, and as in effect on, the date hereof.

                  3.2. Authorization of Agreement. Seller has the corporate power to execute and deliver this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action on the part of

Seller. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the Bankruptcy Exception.

                  3.3. Capital Stock of URG and URC. The authorized capital stock of URG consists of 20,000,000 shares of common stock, par value $.01 per share, of which 15,967,858 shares are issued and outstanding. The authorized capital stock of URC consists of 320,000 shares of common stock with a par value of $15.00 per share, of which 320,000 shares are issued and outstanding. All issued and outstanding shares of Stock and all of the issued and outstanding shares of capital stock of URC are duly authorized, validly issued and fully paid and non-assessable. Seller is the lawful owner, beneficially and of record, of all of the Stock and has good and valid title to the Stock, free and clear of all Liens or Restrictions. URG is the lawful owner, beneficially and of record of all of the issued and outstanding shares of capital stock of URC and has good and valid title to such shares, free and clear of all Liens or Restrictions.

                  3.4. Interests in Securities of URG and URC. There are no issued or outstanding options, convertible securities, warrants or other rights to subscribe for or purchase from Seller, URG or URC, and there are no plans, contracts or commitments for the granting by Seller, URG or URC of rights to acquire: (i) any capital stock or other ownership interests in URG or URC including the Stock; or (ii) any securities convertible into or exchangeable for any such capital stock or ownership interests in URG or URC.

                  3.5. Financial Statements. Seller has delivered to Purchaser true and complete copies of the Statutory Financial Statements of URC for the years ended December 31, 2000, 2001 and 2002 and for the quarterly period ended March 31, 2003. Such Statutory Financial Statements fairly represent the financial position of URC as of the periods to which such financial statements relate in accordance with SAP. Seller has delivered to Purchaser true and complete copies of combined unaudited balance sheets of URG as of December 31, 2000, 2001 and 2002 and for the quarterly period ended March 31, 2003, all prepared in accordance with GAAP and as included in the audited financial statements of Seller (the "Combined Balance Sheets"). Except as disclosed therein, such Statutory Financial Statements and the Combined Balance Sheets fairly represent the financial position and the results of operations of URG and URC as of the date and for the periods to which such financial statements relate. Except as contemplated by this Agreement, since December 31, 2002, there has not been any change in the business, financial condition or results of operations of URG or URC that has had, or could reasonably be expected to have, a Material Adverse Effect.

                  3.6. Subsidiaries. Except for URG's ownership of URC, neither URG nor URC owns, and neither URG nor URC shall own at Closing, either of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same in any other Person.

                  3.7.     Tax Returns and Reports.

                  (a) Seller is the common parent of an affiliated group of corporations (within the meaning of section 1504(a) of the Code) eligible to file consolidated federal Income Tax Returns, of which URG and URC are members. For each taxable period beginning after May 10, 2000, Seller has included (or, with respect to the taxable year including the Closing Date, will include) the income, assets and operations of URG and URC in its consolidated federal Income Tax Return.

                  (b) Except as otherwise stated or disclosed in Schedule 3.7, for all Pre-Closing Tax Periods and for the portion of any Straddle Period ending on the Closing Date: each of URG and URC has timely filed (or joined in the timely filing of) when due (taking into account all properly requested extensions) all material Tax Returns required by Applicable Law to be filed by or with respect to URG or URC; all such Tax Returns were true, correct and complete in all material respects; all Taxes shown to be due on such Tax Returns and all Taxes of URG or URC (or for which URG or URC could be held liable, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or applicable foreign law) that are due and owing, whether or not shown on any Tax Return, have been timely paid (except for Taxes that are being contested in good faith by appropriate proceedings); no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or similar provision of any state, local or foreign law) has been entered into by or with respect to URG or URC; and neither URG nor URC has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  3.8. Required Filings. For all periods ending after May 10, 2000, all material statements, reports, forms or other information required to be filed with respect to URG or URC have been or will be timely filed, except where such failure to so file would not have a Material Adverse Effect, and all such reports were true and correct in all material respects when filed.

                  3.9. No Breach of Statute or Contract; Governmental Authorizations.

                  (a) Neither the execution and delivery by Seller of this Agreement nor performance by Seller of its obligations hereunder will conflict with, or result in a breach of, any of the terms, conditions or provisions of:
(i) the Articles of Incorporation or By-laws of Seller, URG or URC; (ii) subject to receipt of approvals referred to in Section 3.9(b), any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or any law, statute or regulation, to which Seller, URG or URC is subject; or (iii) any agreement, contract or commitment to which Seller, URG or URC is a party or is subject, except, in the case of clauses (ii) and (iii) only, for such conflicts or breaches that would not have a Material Adverse Effect, would not materially impair the ability of Seller to execute, deliver and perform its obligations under this Agreement, or would not impair the validity of any Insurance Permit.

                  (b) To Seller's Knowledge, there are no governmental approvals required to permit the consummation of the transactions contemplated by this Agreement, except for the approvals: (i) with respect to the change of control of URC by the insurance commissioner of the State of New Hampshire, (ii) of the proposed dividend of URC by the insurance commissioner of the State of New Hampshire, (iii) by the Secretaries of State of New Hampshire and Delaware and the insurance commissioners of the State of New Hampshire and California of the URC/URG Merger, and (iv) the insurance department of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement which are required by applicable law, regulation or rule to be obtained by Purchaser. Notice of the change in control of URC may be required by applicable law, regulation or rule of other jurisdictions in which URC has an Insurance Permit, it being agreed that such notices will be given by Purchaser.

                  (c) To Seller's Knowledge, each of URG and URC is in compliance with all applicable laws, statutes, ordinances, orders, rules and regulations promulgated, and judgments entered, by any federal, foreign or local court or governmental authority relating to the operation, conduct or ownership of the property or business of URG and URC, the failure to comply with which would have a Material Adverse Effect or would result in the material impairment of any Insurance Permit.

                  (d) None of Seller, URG or URC has received any notice of, nor to Seller's Knowledge is there, any violation of any applicable law, statute, ordinance, order, rule or regulation promulgated, or judgment entered, by any federal, foreign, state or local court or governmental authority relating to the operation, conduct or ownership of the business of URG or URC, the failure to comply with which would have a Material Adverse Effect or would result in the impairment of any Insurance Permit.

                  (e) Except as disclosed on Schedule 3.1(b), no proceeding is pending nor, to Seller's Knowledge, is any proceeding threatened in which any Person is seeking to revoke or deny the renewal of any Insurance Permit.

                  3.10. No Litigation or Adverse Events. Other than (i) applications filed with state insurance departments by Purchaser, (ii) applications requesting approval of the change in control of URC pursuant to this Agreement and (iii) claims brought under Policyholder Contracts and Reinsurance Agreements, there are no actions, suits or administrative, arbitration or other proceedings or governmental investigations (including counterclaims) pending or, to Seller's Knowledge, threatened in writing against URG or URC which, if decided adversely to URG or URC, respectively, would have a Material Adverse Effect. None of Seller, URG or URC has received any written notice of, nor to Seller's Knowledge is there, any claim or assertion of liability on the part of URG or URC, the success of which would have a Material Adverse Effect.

                  3.11. Bank Accounts. Schedule 3.11 sets forth a list of all bank accounts maintained by URG or URC together with the addresses of the banks at which such accounts are maintained and the contact persons for URG or URC thereat.

                  3.12. Assets and Property. Each of URG and URC's assets and property consist only of (i) cash and cash equivalents, (ii) fixed income securities traded in a recognized public market and (iii) bonds on deposit with certain states as required to obtain licenses in those states. Schedule 3.12 sets forth a description of the items constituting each of URG and URC's assets and property, including the values thereof, valued as of March 31, 2003 in accordance with the valuation methods to be used in the preparation of the Closing Date Statements of Assets, as set forth in Section 5.5 of this Agreement.

                  3.13. Liabilities. To Seller's Knowledge, URC has no liabilities, losses or known claims relating to any Policyholder Contracts or Reinsurance Agreements previously issued by URC, and neither of URG nor URC has any other liabilities, losses or claims (contract or otherwise) other than those set forth in the Statutory Financial Statements of URC for the period ended December 31, 2002 and for the quarterly period ended March 31, 2003, or as set forth in Schedule 3.13; and at the Closing, neither URG nor URC will have any liabilities or obligations other than those set forth in Schedule 3.13. To Seller's Knowledge, none of URC's net or gross liabilities under the Policyholder Contracts or Reinsurance Agreements will be required, under SAP or GAAP, or by any regulatory authority, to be included in the balance sheets of URC after the Closing.

                  3.14. Contracts. To Seller's Knowledge, the agreements set forth in Schedule 3.14 (collectively, the "URC Agreements") constitute all of the contracts and commitments by which either of URG or URC is

(or, when entered into, will be) bound or to which either of URG or URC is (or, when entered into, will be) subject, and there are no other contracts or commitments to which either of URG or URC is now a party or by which either of URG or URC or their assets may be bound or to which either of URG or URC or their assets may be subject, other than the agreements set forth in Schedule 3.14, contracts and commitments that will be terminated on or prior to the Closing and this Agreement. To Seller's Knowledge, pursuant to the Novation Agreements, SRA was substituted for URC as the reinsurer under approximately 99% of the Policyholder Contracts and Reinsurance Agreements (other than the Affiliate Reinsurance Agreements, under all of which SRA was substituted for URC as the reinsurer pursuant to the Affiliate Novation Agreements). The URC Agreements are (or, when entered into, will be) and after the Closing will be valid and binding obligations of each of the parties thereto, enforceable against each of them in accordance with their terms, subject to the Bankruptcy Exception.

                  3.15. Compliance Requirements. Seller has received the written confirmation of permission from the insurance commissioner of the State of New Hampshire approving the transfer to SRA of 100% of the past, present and future liabilities and obligations of URC, both disclosed and undisclosed, a copy of which is attached hereto as Schedule 3.15.

                  3.16. Employees and Agents. Neither URG nor URC will have on the Closing Date any employees, independent insurance agents, brokers or producers, except for agents appointed solely to maintain Insurance Permits. Seller acknowledges that Purchaser is assuming no liability or responsibility with respect to benefits payable or any other obligation owed under any Employee Benefit Plan of Seller or any of its Affiliates, or for any insurance agent arrangements which exist or may have existed (including any commissions or fees owed in connection therewith).

                  3.17.    Powers of Attorney. To Seller's Knowledge, Schedule
3.17 sets forth a list of all powers of attorney granted by URG or URC that have not expired or been revoked prior to the date hereof.

                  3.18. Accuracy of Documents. All minute books and stock records of URG and URC and all other Documents delivered by Seller, URG or URC to Purchaser in connection with the transactions contemplated hereby are complete and accurate in all material respects.

                  3.19. Brokers and Finders. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, URG or URC.

                  3.20. Statutory Deposits. URC has on deposit with state insurance departments an aggregate of approximately $13.0 million. Schedule 3.20 sets forth a list of such deposits in each state.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  4.1. Organization and Corporate Power. Purchaser is a corporation duly incorporated and organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.

                  4.2. Authorization of Agreement. Purchaser has the corporate power to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the Bankruptcy Exception.

                  4.3. No Breach of Statute or Contract; Governmental Authorizations.

                  (a) Neither the execution and delivery by Purchaser of this Agreement nor performance by Purchaser of its obligations hereunder will conflict with, or result in a breach of, any of the terms, conditions or provisions of: (i) the Restated Certificate of Incorporation or By-laws of Purchaser; (ii) any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or any law, statute or regulation, to which Purchaser is subject; or (iii) any agreement, contract or commitment to which Purchaser is a party or is subject, the breach of which judgment, order, injunction, decree, ruling, law, statute, regulation, agreement, contract or commitment would materially impair the ability of Purchaser to execute, deliver or perform its obligations under this Agreement.

                  (b) To Purchaser's knowledge after reasonable inquiry, except for approvals: (i) with respect to the change of control of URC by the insurance commissioner of the State of New Hampshire, (ii) of the proposed dividend of URC by the insurance commissioner of the State of New Hampshire,
(iii) by the Secretaries of State of New Hampshire and Delaware and the insurance commissioners of the State of New Hampshire and California of the URC/URG Merger, (iv) of the insurance department of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement which are required by applicable law, regulation or rule to be obtained by Seller, there are no governmental approvals required to permit the consummation of the transactions contemplated by this Agreement. Notice of the change in control of URC may be required by applicable law, regulation or rule of other jurisdictions in which URC has an Insurance Permit, it being agreed that such notices will be given by Purchaser.

                  4.4. Investment Intent. Purchaser (i) is acquiring the Stock solely for its own account, for investment purposes only and not with a view to the resale, distribution or other disposition thereof or any part thereof or any interest therein, and (ii) has such knowledge of and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in URG and URC as contemplated by this Agreement. Purchaser acknowledges that the Stock will not be registered under the Securities Act of 1933, as amended, or under any state securities law and, therefore, may not be sold by Purchaser except pursuant to an effective registration statement under such Securities Act or an exemption from registration thereunder and pursuant to registration or qualification under any applicable state securities law or exemption therefrom.

                  4.5. No Litigation. There are no actions, suits or administrative, arbitration or other proceedings or governmental investigations (including counterclaims) pending or, to

Purchaser's knowledge, threatened in writing to restrain, prohibit or otherwise challenge the performance by Purchaser of the transactions contemplated by this Agreement.

                  4.6. Brokers and Finders. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements by or on behalf of Purchaser.

                  4.7. No Harmful Acts or Omissions. To Purchaser's knowledge, Purchaser has taken no action and neither acted nor failed to act where Purchaser had an obligation to so act in a manner that could reasonably be expected to result in the revocation, impairment or suspension of any License prior to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V

                        CONDUCT AND TRANSACTIONS PRIOR TO
                         CLOSING; COVENANTS; INDEMNITIES

                  5.1. Investigations; Operation of the Businesses of URG and URC. Between the date of this Agreement and the Closing:

                  (i) Upon receipt of reasonable notice, Seller will give, or cause to be given, to Purchaser or Purchaser's representatives and agents reasonable access to the books, records and officers of URG and URC and, to the extent that the same pertain to URG or URC, the books and records of Seller, and Seller will cause the officers and employees of Seller, URG and URC to furnish to Purchaser such financial data and other information with respect to the assets and the conduct of the business of URG or URC as Purchaser shall from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such manner so as not to interfere unreasonably with the operation of the business of Seller, URG or URC. Seller shall deliver to Purchaser prior to the Closing Date true and complete copies of all Insurance Permits, certified by the corporate secretary of URC.

                  (ii) Purchaser will hold in strict confidence, and will cause its employees, representatives, consultants, advisors and Affiliates to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all Confidential Data and Confidential Compilations, and Purchaser will not otherwise use such Confidential Data or Confidential Compilations for its own benefit or for the benefit of other Persons, except to the extent that such Confidential Data or Confidential Compilations: (i) are or become known in the public domain through no fault of Purchaser; or (ii) are later lawfully acquired by Purchaser from other sources unless Purchaser knew such Confidential Data or Confidential Compilations were obtained by such other source in violation of an agreement of confidentiality; provided, however, if the transactions contemplated by this Agreement are consummated, then such Confidential Data and Confidential Compilations may be used as the Purchaser sees fit, but only to the extent that such Confidential Data and Confidential Compilations relate to URG or URC. Purchaser will not release or disclose such Confidential Data or Confidential Compilations to any other Person, except its auditors, attorneys, commercial bank lenders, financial advisors and other consultants and advisors in connection with this Agreement (it being understood that such Persons shall be informed by Purchaser of the confidential nature of such Confidential Data and Confidential Compilations and shall agree, for the benefit of Seller, to treat such Confidential Data and Confidential Compilations confidentially); provided, however, if the transactions contemplated by this Agreement are consummated, then such Confidential Data and Confidential Compilations may be released or disclosed, but only to the extent that such Confidential Data or Confidential Compilations relate to URG or URC. If the transactions contemplated by this Agreement are not consummated or this Agreement is terminated, such confidence shall be maintained to the extent required above, and all such information shall not be used to the detriment of, or in relation to any investment in, URG or URC, and Purchaser shall return to Seller all Confidential Data obtained by Purchaser or its advisors, representatives or Affiliates from Seller, URG or URC. Purchaser shall use its best efforts to destroy or cause to be destroyed all Confidential Compilations. Notwithstanding any other provision of this Agreement, the covenants of Purchaser set forth in Section 5.1(a)(ii) shall survive the cancellation, abandonment or termination of this Agreement. It is acknowledged and agreed that unauthorized use of any Confidential Data or Confidential Compilations described in Section 5.1(a)(ii) would cause irreparable injury constituting the proper subject of injunctive relief and specific performance, in addition to providing Seller an action for damages.

                  (b) Seller and Purchaser each agree that it will promptly make or cause to be made any filing or submission required to be made by it or on its behalf or on behalf of URC with the insurance commissioners of the State of New Hampshire and the State of California, and with the insurance department or similar regulatory authority of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement.

                  (c) Seller shall provide such assistance as Purchaser may reasonably request in the preparation of Statutory Financial Statements of URC for the quarterly period ended June 30, 2003.

                  (d) Seller and Purchaser shall cooperate in using all reasonable efforts to cause the conditions to the Closing hereunder to be satisfied as soon as practicable including, without limitation, obtaining the consents, approvals and authorizations necessary for the Closing. For purposes of this Agreement, the covenant of the parties to use their "reasonable best efforts" shall not require any party to incur any unreasonable expenses.

                  (e) Except as otherwise provided for by the terms of this Agreement, without the prior written consent of Purchaser, Seller will not permit URG or URC to: (i) issue or sell, or commit to issue or sell, any shares of its capital stock; (ii) grant or commit to grant any options, warrants or rights to subscribe for, purchase, or otherwise acquire any shares of its capital stock; (iii) issue or commit to issue any securities convertible into or exchangeable for shares of its capital stock; (iv) either declare, set aside, pay or commit to pay any dividend or other distribution with respect to its capital stock or transfer any asset for any other purpose; (v) directly or indirectly redeem, purchase or otherwise acquire or dispose of, or commit to acquire or dispose of, any shares of its capital stock; (vi) effect a split, modification or reclassification of its capital stock or a recapitalization of URG or URC; (vii) change the Articles of Incorporation or By-laws of URG or URC;
(viii) make, or agree to make, any borrowings or any guarantee, or agree to guarantee, the borrowings of any other Person; (ix) write any new insurance business or engage in any business except as may be specifically contemplated in this Agreement; (x) take any action that would cause URG or URC to incur any liability whatsoever not fully indemnified hereby or that would have the effect of impairing the value of the assets or the validity of any Insurance Permit;
(xi) hire any employees; or (xii) except as set forth herein, take any action not in the ordinary course of URG or URC's business or which would be inconsistent with delivering to Purchaser a corporation as otherwise contemplated in this Agreement. Further, after preparation and delivery of the Closing Date Statements of Assets and the Closing Date Balance Sheets, without the prior written consent of Purchaser which shall not be unreasonably withheld, Seller shall not, nor shall Seller permit URG or URC to, take any action which would cause or require any changes to the information set forth in the Closing Date Statements of Assets or the Closing Date Balance Sheets, or which would cause the sale or disposition of any assets reflected in the Closing Date Statements of Assets.

                  (f) Seller agrees to cooperate with Purchaser and to cause URC to cooperate with Purchaser in obtaining licenses for URC as a property and casualty insurance company in those jurisdictions where URC is currently licensed only as a reinsurer. Seller's cooperation shall be limited to filing forms and applications prepared by Purchaser on behalf of URC.

                  5.2. Pending or Threatened Litigation or Action. Between the date of this Agreement and the Closing Date, Seller and Purchaser shall each inform the other, promptly upon Seller's or Purchaser's obtaining knowledge thereof, of any pending or threatened litigation or action by any regulatory authority which could reasonably be anticipated (i) to prohibit or restrain or impair the consummation of the transactions contemplated by this Agreement or the performance by Seller or Purchaser of their respective obligations under this Agreement, (ii) to have a Material Adverse Effect or (iii) to have the effect of impairing the value of the assets to be transferred at the Closing or the validity of any Insurance Permit.

                  5.3.     Tax Audits; Tax Returns and Payments.

                  (a) Seller shall, or shall cause URG and URC to, prepare and timely file (or join in the filing of) when due (with extensions) all Tax Returns of or including the income, assets or operations of URG and URC that are required to be filed for all taxable periods ending on or before the Closing Date and shall timely (with extensions) pay, or cause to be paid, all Taxes shown as due on such Tax Returns. All such Tax Returns and information statements will be prepared and filed by Seller or URG or URC in a manner reasonably consistent with the prior practice of Seller, URG or URC, as applicable. None of Seller, URG or URC shall: (i) make any election on any such Tax Return that would be binding for any taxable period (or portion thereof) beginning after the Closing Date without the consent of the Purchaser; (ii) enter into, or permit to be entered into, any closing or other agreement with respect to Taxes of URG or URC affecting or relating to any taxable period (or portion thereof) beginning after the Closing Date without the consent of the Purchaser which shall not be unreasonably withheld; (iii) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, settle any claim or assessment with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to URG or URC, or take any similar action relating to the filing of any Tax Return or the payment of any Tax if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of URG or URC for any taxable period (or portion thereof) beginning after the Closing Date (other than decreasing any net operating loss or similar Tax attribute of URG or URC existing on the Closing Date as a result of the ordinary course of business of the Seller and URG or URC, as applicable). Purchaser shall, or shall cause URG and URC to, prepare and timely file all Tax Returns of or including the income, assets or operations of URG or URC that are required to be filed with respect to all taxable periods ending after the Closing Date, and shall timely pay or cause to be paid, all Taxes shown due on such Tax Returns.

                  (b) Each of the Seller and the Purchaser will provide the other (and the other's attorneys, accountants and agents) with, and the Purchaser, after the Closing Date, shall cause each of URG and URC, as applicable, to provide the Seller (and the Seller's attorneys, accountants and agents) with, the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information then in existence and that are reasonably available to the party to which the request is being made, and to that party's personnel, that may be relevant for the preparation of any Tax Returns, the existence or amount of any item listed on the Carryover Schedule (as defined below), any audit or other examination by any Taxing Authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, the determination of the requester's adjusted Tax basis in any asset, or the preparation for, or the conduct of, any judicial or administrative proceedings relating to liability for Taxes. Each of the Seller and Purchaser shall reimburse the other for all reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 5.3(b) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

                  (c) Seller shall cause any Tax sharing agreement or similar arrangement with respect to Taxes involving URG or URC, or to which URG or URC may be subject, to be terminated effective as of the Closing Date. To the extent any such agreement or arrangement obligates URG or URC to make any payments with respect to Taxes after the Closing Date, none of URG, URC or Purchaser shall have any obligation under any such agreement or arrangement for any past, present or future period.

                  (d) On or before the July 30th of the year following the taxable year that includes the Closing Date, Seller, at its sole cost and expense, shall prepare a schedule (the "Carryover Schedule") identifying, in each case as of the close of the taxable year of the Seller in which the Closing Date occurs and separately calculated for regular tax purposes: (A) each net operating loss, net capital loss, general business credit, charitable contributions carryover, foreign tax credit, minimum tax credit, overall foreign loss and separate limitation foreign loss of each of URG and URC, for the taxable period (or portion thereof) beginning after the Closing Date (each, a "Carryover Item"); and (B) the taxable year in which each such Carryover Item arose. Seller shall determine the existence and amount of each Carryover Item consistently with the existence and amount of such item as reported by Seller on its consolidated federal Income Tax Return for the taxable year of Seller that includes the Closing Date. Seller agrees that within thirty (30) days of any "determination" within the meaning of Section 1313(a) of the Code that results in a change in any Carryover Item on the most recent Carryover Schedule furnished to the Purchaser, Seller shall provide to the Purchaser written notification of such determination, as well as an amended Carryover Schedule reflecting the results of such determination.

                  (e) In the case of any Tax Return filed by Purchaser, URG or URC for any Straddle Period of URG or URC, Purchaser shall provide Seller with copies of the completed Tax Return for such Straddle Period, along with a statement allocating the aggregate Tax liability shown on such Tax Return between the Purchaser and Seller pursuant to the principles of Section 5.4(b), together with such related work papers and other documents as Seller shall reasonably request, no later than sixty (60) days before the due date for the filing of such Tax Return. Seller and its authorized representatives shall have the right to review the Tax Returns, statements and related documents received from Purchaser pursuant to the terms of this Section 5.3(e) and, if no issues arise as a result of such review, Seller shall pay its allocable share of the aggregate Tax liability shown on such statements within three (3) days of the due date of such Tax Return (or the due date for the payment of Tax with respect to such Tax Return, if earlier). Seller and the Purchaser agree to consult each other and resolve in good faith any issues arising under the terms of this
Section 5.3(e) as a result of the review of any such Tax Returns or statement received from Purchaser. If the parties are unable to resolve any dispute within thirty (30) business days after the receipt of any such Tax Returns or statement, the parties shall refer the dispute to a nationally-recognized, mutually agreed-upon accounting firm (the "Accounting Firm") for resolution. The parties shall instruct, and shall use their best efforts to ensure, that the Accounting Firm's determination shall be made and communicated in writing no later than ten (10) days prior to the due date of such Tax Return (or due date for the payment with respect to such Tax Return, if earlier). Seller will pay to Purchaser at least three (3) days prior to the due date for such Tax Return (or the due date for the payment of Taxes with respect to such Tax Return, if earlier) the amount of Taxes determined by the Accounting Firm to be allocable to Seller on the statement. The Accounting Firm's determination shall be final and binding upon the parties, and all fees and expenses relating to the engagement of the Accounting Firm shall be shared equally by Seller and the Purchaser. Seller and Purchaser agree to file all Tax Returns (or amended Tax Returns, as applicable), consistent with the final determination made by the Accounting Firm.

                  (f) If a claim is made or threatened in writing by any Taxing Authority that, if successful, may result in a payment under Section 5.4(a) hereof (a "Tax Claim"), the Purchaser shall promptly notify the Seller in writing stating the nature and basis of such claim, and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Seller from any liability that it may have on account of its obligations pursuant to this Agreement, or otherwise unless and to the extent that the Seller is materially and adversely prejudiced thereby. The Seller will have the right, upon notification to the Purchaser, within thirty (30) days of the receipt of notice of the Tax Claim, to assume at its own expense control of any audit or other defense of any Tax Claim with its own counsel. If the Seller elects not to control any audit or other defense of a Tax Claim, the Purchaser may, in its sole discretion, settle such Tax Claim. The Seller's right to control a Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by the Seller or for which the Seller would be liable pursuant to Section 5.4(a) hereof, which determination shall be made by the Purchaser in its reasonable discretion and in good faith. The Purchaser shall cooperate in good faith with Seller in contesting any Tax Claim. All reasonable out-of-pocket expenses of the Purchaser related to such cooperation shall be borne by Seller. Notwithstanding the foregoing: (i) the Seller shall not have the right to control any issue involved in a Tax Claim unless the Seller first acknowledges in writing its obligation to fully pay the Taxes asserted in connection with such issue; (ii) no settlement or disposition of any Tax Claim shall be made by the Seller without the Purchaser's prior written consent (which consent shall not be unreasonably withheld); and (iii) the Purchaser and Seller shall jointly control all proceedings involving any claims for Taxes assessed in respect of a Straddle Period and each party shall bear its own out-of-pocket costs and expenses relating thereto.

                  (g) The Seller, the Purchaser, URG and URC agree that for all Income Tax purposes, the taxable period of each of URG and URC shall be terminated as of the close of business on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1) (other than transactions properly allocable thereunder to the portion of the day after the Closing shall occur) and items of income, gain, loss, deduction or credit shall be apportioned based upon a closing of the books for Tax purposes in accordance with Treasury Regulation Section 1.1502-76(b). No elections shall be made under either Treasury Regulation 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) or Treasury Regulation 1.1502-76(b)(2)(iii) (to ratably allocate the items for the month which includes the Closing Date). The Seller, the Purchaser, URG and URC further agree to file all Tax Returns, handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this Section 5.3(g).

                  (h) Seller shall be entitled to any Tax refund (or reduction in Tax liability) for Taxes assessed in respect of a Pre-Closing Tax Period or the portion of a Straddle Period ending on or before the Closing Date, net of any tax payable by Purchaser in respect of the receipt of such refund. Purchaser, URG, URC or any affiliate or successor shall notify Seller promptly in writing of any Tax refunds (or reduction in Tax liability referenced in the proceeding sentence). Purchaser, URG and URC or any Affiliate or successor of any of them shall promptly pay to Seller the amount of such net refund upon their receipt of such refund in cash or through the reduction of another Tax liability after the Closing Date. At Seller's option, Purchaser shall apply such net refund to reduce any outstanding amounts Seller is required to pay under
Section 5.4(a).

                  (i) Within 30 days of a request therefor by the Purchaser, the Seller shall provide to the Purchaser any information reasonably requested by the Purchaser and necessary for the Purchaser to apply for the automatic waiver described in Rev. Proc. 2002-32, 2002-20 I.R.B. 959, or any similar procedure under Applicable Law.

                  5.4. Indemnifications, Assumptions of Liability and Related Matters.

                  (a) Subject to the provisions of Sections 5.3(f) and (g) hereof, Seller shall pay and shall indemnify and hold harmless Purchaser, URG and URC and each of their respective Affiliates, directors, officers, employees and agents (the "Purchaser Indemnified Persons") from: (i) all liabilities of URG and URC for Taxes assessed in respect of, and all costs and expenses of Tax audits or the preparation of Tax Returns for, all Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date; (ii) all liabilities resulting by reason of the several liability of URG and URC pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law due to URG or URC having been a member of an affiliated, consolidated, combined or unitary group during any Pre-Closing Tax Period or any portion of a Straddle Period ending on the Closing Date; (iii) all liabilities of URG and URC in respect of Taxes of any other person or entity pursuant to any agreement or contract, whether written or unwritten, entered into during a Pre-Closing Tax Period or the portion of any Straddle Period ending with the Closing Date, or as transferee or successor, or otherwise.

                  (b) In the case of any Straddle Period, Seller shall be solely responsible for all Taxes of URG and URC (and that portion of URG's and URC's reasonable out-of-pocket costs for the preparation of each such Tax Return) attributable to the portion of the period ending on, and that includes, the Closing Date and Purchaser shall be solely responsible and shall indemnify Seller for all Taxes imposed on the income or operations of URG and URC and attributable to the taxable period, or portion thereof, that begins after the Closing Date. For purposes of this Agreement, the portion of any Tax that is attributable to the portion of a Straddle Period up to and including the Closing Date shall be (A) in the case of a Tax that is not Income Tax, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period, and (B) in the case of any Tax that is based on any of gross income, premiums, sales or gross receipts, the Tax that would be due with respect to the portion of the Straddle Period through and including the Closing Date, if such portion of the Straddle Period were a separate taxable period, except that exemptions, allowances, deductions, credits or graduated rates that are calculated or applied on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on the basis of the gross income, premiums, sales or gross receipts for each such period, or if not based upon such gross income, premiums, sales or gross receipts, then on a per diem basis.

                  (c) Subject to the provisions of Sections 5.4(f) and (g) hereof, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser, URG and URC from and against any and all losses, claims, damages, liabilities, guaranty fund assessment or similar obligation, costs, expenses (together with reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against Seller), and penalties, if any, arising out of or based upon the employment of any individual or entity or with respect to any Employee Benefit Plan which at or prior to the Closing Date was maintained by, contributed to, or with respect to which there was any obligation or potential obligation including the obligation to contribute by, URG or URC or any ERISA Affiliate including without limitation any liability: (i) to the PBGC under Title IV of ERISA; (ii) with respect to a Multiemployer Plan under Title IV of ERISA; (iii) with respect to any notice and benefit continuation requirements of COBRA; (iv) with respect to any noncompliance with ERISA or any other applicable laws; and (v) with respect to any suit, proceeding or claim which is brought against URG or URC, its officers or directors, any Employee Benefit Plan or any fiduciary or former fiduciary of any such Employee Benefit Plan; provided, however, that Seller's obligation to indemnify Purchaser, and URG or URC pursuant to the provisions of this Section 5.4(c) shall not apply to any loss, claim, damage, liability, cost or expense which relates to any employee whose employment with URG or URC commences on or after the Closing Date and which (A) is based upon or arose out of an act taken by or omission by URG, URC or Purchaser with respect to an event occurring after the Closing Date which event has no connection, directly or indirectly, with any Employee Benefit Plan or employment arrangement for which URG or URC had (prior to the Closing Date), or a pre-Closing ERISA Affiliate had, an obligation or potential obligation or otherwise maintained prior to the Closing Date; or (B) is based upon or arose out of any Employee Benefit Plan which was not maintained by URG or URC or an ERISA Affiliate prior to the Closing Date, nor did URG or URC or ERISA Affiliate have any obligations or potential obligations thereto, and which following the Closing Date is maintained by Purchaser, any of their Affiliates, URG or URC. Purchaser shall indemnify and hold harmless Seller to the same extent as Seller's indemnity of Purchaser set forth in this Section 5.4(c) with respect to the matters described in clauses (A) and (B) of this proviso.

                  (d) Subject to the provisions of Sections 5.4(f) and (g) of this Agreement, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser, URG and URC and their respective directors, officers and employees from and against any and all losses, claims, damages, liabilities, guaranty fund assessments or similar obligations, costs, expenses (including reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against Seller) and penalties, if any, arising out of, based upon or with respect to: (i) any Policyholder Contract or Reinsurance Agreement;
(ii) the breach of, or failure by Seller or any of its Affiliates to perform or comply with, any of the covenants, agreements or undertakings to be performed or complied with by any of them under the URC Agreements; (iii) the breach of, or failure by Seller to perform or comply with, any of the covenants, agreements or undertakings to be performed or complied with by Seller under this Agreement;
(iv) any inaccuracy of any representation or warranty of Seller in this Agreement; or (v) any liability of URG or URC (whether known or unknown at the time of execution of this Agreement) based on or arising out of any act, omission or event occurring prior to the Closing.

                  (e) Subject to the provisions of Sections 5.4(f) and (g) hereof, from and after the Closing Date, Purchaser, URG and URC shall indemnify and hold harmless Seller and its directors, officers and employees from and against any and all losses, claims, damages, liabilities, guaranty fund assessments or similar obligations, costs, expenses (including reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against Purchaser, URG or URC) and penalties, if any, arising out of, based upon or with respect to: (i) the breach of, or failure by Purchaser to perform or comply with, any of the covenants, agreements or undertakings to be performed or complied with by Purchaser under this Agreement; (ii) any inaccuracy of any representation or warranty of Purchaser in this Agreement; (iii) any liability of URG or URC (other than any liability for which Seller is obligated to indemnify Purchaser, URG or URC under this Section 5.4) based on or arising out of any act, omission or event occurring after the Closing; and (iv) all liability of URG or URC for Taxes assessed in respect of all taxable periods beginning after the Closing Date.

                  (f) For the purposes of administering the indemnification provisions of this Section 5.4 (except for any Tax Claim subject to Section 5.3(f) hereof), the following procedures shall apply from and after the Closing
Date:

                  (i) An indemnified party shall notify the Indemnitor of any Indemnification Event in writing within 30 days following the receipt of notice by the indemnified party of the commencement of any action or proceeding or within 60 days of: (A) the awareness of such indemnified party of the assertion of any claim against such indemnified party; or (B) the discovery by such indemnified party of any loss giving rise to indemnity pursuant to this Section 5.4 (any 30 or 60 day notification requirement shall begin to run, in the case of an action which is amended so as to give rise to an Indemnification Event, from the first day that the indemnified party is given notice that such action is amended to include any claim which is an Indemnification Event under this Agreement). Such notification shall indicate whether such indemnified party is requesting indemnification with respect to such Indemnification Event and the amount of indemnification initially anticipated. The failure to notify the Indemnitor of any Indemnification Event shall not relieve the Indemnitor of its indemnity obligation, unless and to the extent that the Indemnitor is materially and actually prejudiced thereby.

                  (ii) After notification is given as required by Section 5.4(e)(i) of this Agreement, the Indemnitor shall be entitled (but is not obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim. If the Indemnitor fails to confirm in writing within 10 business days of the notification referred to above that Indemnitor will assume the defense, the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding, and in such event the indemnified party shall pursue the defense or settlement of any such action or proceeding in good faith and the Indemnitor shall remain liable and responsible for all losses in connection therewith, including the indemnified party's costs, attorneys' fees and expenses, all as and when incurred by such indemnified party.

                  (iii) In cases where the Indemnitor has assumed the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume such defense or settlement with counsel of its own choosing, provided that (except with respect to Tax audits subject to the provisions of Section 5.3(f) of this Agreement): (A) the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; and (B) the Indemnitor shall not be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such action, proceeding or claim without the consent or agreement of the indemnified party (which consent will not be unreasonably withheld or delayed). However, if consent by the indemnified party to settle, compromise, decline to appeal, or otherwise dispose of any such action, proceeding or claim is unreasonably withheld, the Indemnitor's liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle and the Indemnitor shall be responsible for its costs, attorneys' fees and expenses to the date such settlement or compromise was rejected by the indemnified party. The non-consenting indemnified party shall be responsible for all losses exceeding such compromise or settlement amount and its own costs, attorneys' fees and expenses incurred from and after the date upon which the settlement was rejected by the indemnified party through the date upon which such action, proceeding or claim is settled or otherwise disposed of or eliminated. Notwithstanding any provision to the contrary, neither party shall, without the consent of the other party, settle any action, proceeding or claim on terms which provide for (x) criminal sanction or fine against the other party, (y) injunctive or other non-monetary relief against the other party or (z) a material adverse impact on the continuing operations of the other party as determined reasonably by such affected other party.

                  (iv) In any case where an Indemnitor shall have assumed the defense or settlement of any action, proceeding or claim and the indemnified party is entitled to continue to participate in such action, proceeding or claim, and shall have elected to do so, it shall do so at its own expense. In no event shall an Indemnitor be liable to any indemnified party for the cost of employing or using in-house legal counsel regardless of whether such Indemnitor has, or has not, assumed the defense or settlement of such action, proceeding or claim.

                  (v) In the event indemnification is requested, the Indemnitor, its representatives and agents shall have reasonable access to the books, records and other Documents of the indemnified party or parties seeking such indemnification to the extent reasonably requested by the Indemnitor in connection with the Indemnitor's defense or settlement of any action, proceeding or claim; provided, however, that such access shall be provided during normal business hours and in such manner as not to interfere unreasonably with the operation of the business of the indemnified party or parties and shall only take place in the presence of a representative of the indemnified party or parties unless otherwise so agreed; and provided, further, that the indemnified party shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates), other than URG or URC, and shall not be required to participate in the defense of any action, proceeding or claim to be indemnified under this Agreement (except as otherwise expressly set forth in this Agreement), unless such disclosure or participation is required or reasonably necessary in the defense of any action, proceeding or claim to be indemnified under this Agreement in which case the reasonable costs of such participation shall be fully reimbursed by the indemnified party.

                  (vi) From the date of this Agreement each party agrees that, except as provided below, it shall retain all Documents with respect to all material matters pertaining to URG or URC (except to the extent that such Documents in the possession of Seller at the Closing and relating to URG or URC may be transferred at the Closing to the possession of Purchaser, URG or URC). Before disposing of or otherwise destroying any such Documents, the possessor thereof shall give reasonable notice to such effect and deliver to the other party, at the other party's expense and upon its request, a copy of any such Documents. In addition, each party to this Agreement agrees to use its best efforts to cause its employees (and in the case of Purchaser, the employees of URG or URC) to cooperate with and assist the other party in connection with any claim, action or proceeding for which indemnity is sought under this Agreement or with respect to which either party has elected to participate in the defense.

                  (vii) Following payment by an indemnified party of any amount for which it is entitled to indemnity, the indemnified party may demand in writing that the Indemnitor reimburse the indemnified party for such payment. Such written demand shall set forth the basis and amount of such payment in reasonable detail and include a copy of any supporting invoice, demand(s) against which payment(s) were made and all supporting documentation received or prepared by the indemnified party. If reimbursement is not made by the Indemnitor within 30 calendar days of receipt by the Indemnitor of such demand, interest shall thereafter accrue and be payable on the amount to which the indemnified party is entitled at a rate equal to 6% per annum until paid; provided however, if the Indemnitor disputes the amount demanded or the basis for indemnification or disputes that the party seeking indemnification is entitled thereto, and a final determination is made in favor of the indemnified party, the Indemnitor shall pay, in addition to the amount of indemnified losses, interest at the rate of 6% per annum on such losses from and after the 30th day after receipt by the Indemnitor of the indemnified party's demand for indemnification and including the 30th day after the date of such final determination and from and after the 31st day after such final determination at a rate equal to 10% per annum. If an amount paid by the Indemnitor pursuant to this Section 5.4 is determined not to have been due from the Indemnitor, the indemnified party shall return the amount so paid together with interest at a rate of 6% per annum from the date payment was made by the Indemnitor until the 30th day after such final determination, and at a rate of 10% per annum thereafter, until the date such payment is received by the Indemnitor.

                  (g) All representations, warranties and covenants, including without limitation any indemnity obligations, of the parties hereto which are contained in this Agreement, together with the certificates delivered pursuant hereto, shall survive the Closing and remain operative and in full force and effect, regardless of any investigation heretofore or hereafter made by or on behalf of the parties hereto, except that the representations and warranties set forth in Section 3.7 and corresponding indemnity obligations shall survive the Closing and remain in full force and effect only for the applicable statutes of limitation.

                  5.5 Closing Date Balance Sheets and Closing Date Statements of Assets. Seller and Purchaser shall cooperate in the preparation of the Closing Date Statements of Assets. The Closing Date Statements of Assets shall be prepared as of the Closing Date no later than the ninth business day prior to the Closing Date and shall set forth the value of all tangible assets of each of URG and URC, other than (i) any refunds of Taxes that Purchaser would be required to remit to Seller pursuant to Section 5.3(h) hereof, and (ii) any deferred tax asset (including, but not limited to, any deferred tax asset arising by reason of any Carryover Item or by reason of any asset having a value (as determined hereunder) less than its adjusted Tax basis), of each of URG and URC. Assets included on the Closing Date Statements of Assets shall be valued as follows: (i) cash and cash equivalents shall be valued at face value; and (ii) investment securities traded in a recognized public market shall be valued at their closing price (or, if there is no closing price, then the average bid and asked prices) on the tenth business day prior to the Closing Date as published in Kenny Information Services or, if not so published, then as stated in The Wall Street Journal. The Closing Date Statements of Assets shall be delivered to the parties hereto no later than the eighth business day prior to the Closing Date. Thereafter, Seller shall prepare and deliver to Purchaser no later than five business days prior to the Closing Date the Closing Date Balance Sheets reflecting the Closing Date

Shareholder's Equity. Deferred Tax liabilities on the Closing Date Balance Sheets shall be calculated solely by multiplying the sum of the amounts by which the value (as determined hereunder) of each asset of URG and URC (other than a Carryover Item) exceeds its respective adjusted Tax basis (reduced, but not below zero, by the amount by which the value of any asset (other than a Carryover Item) of URG or URC is less than its adjusted Tax basis) by the then-highest marginal Federal and California Income Tax rate applicable to corporations. The Closing Date Balance Sheets shall be in a form reasonably satisfactory to Purchaser, with the substance thereof reflecting the values as provided in the foregoing sentences.

                  5.6. Transfer Taxes. Seller shall, at its expense, cause all appropriate stock transfer Tax stamps to be affixed to the certificate or certificates representing the Stock. The Seller, URG, URC and the Purchaser shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any transfer gains or other similar transfer Taxes that become payable in connection with the sale of the Stock (other than the stock transfer taxes mentioned above) pursuant to this Agreement (collectively, "Transfer Taxes"). The Seller shall pay all Transfer Taxes, if any, shown as due on such returns.

                  5.7. Conduct of Business by Purchaser. Purchaser covenants that it shall not, and it shall not permit URG or URC to, take any action that would cause URG or URC to incur any liability whatsoever until the day following the Closing Date including, without limitation, the commencement of operations by URG or URC, the hiring of employees or insurance agents for URG or URC, the writing of any insurance business by URG or URC or engaging in any business by URG or URC, amending or modifying any governing document of URG or URC or the taking of any other action whatsoever which obligates URG or URC to act or omit to act.

                  5.8. Change of Name. As promptly as practicable after the Closing, each of URG and URC shall change its name so that each of URG and URC does not have the word "Underwriters" in its name, and URC shall cease using the word "Underwriters" in any of its business dealings. Seller shall retain all rights of URG and URC to use the names Underwriters Re Group, Inc. and Underwriters Reinsurance Company.

                  5.9. Disclosure of Confidential Information. Seller shall not, and shall cause its Affiliates and its and their respective officers and directors not to, disclose any Confidential Information after the date hereof to any third party, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law. It is acknowledged and agreed that unauthorized use of any Confidential Information would cause irreparable injury constituting the proper subject of injunctive relief and specific performance, in addition to providing Purchaser an action for damages.

                  5.10. Execution of the Revised Service Agreement. Prior to the Closing Date, Seller shall cause URC, SRA and Seller to terminate the Service Agreements and to enter into the Revised Service Agreement.

                  5.11. Policyholder Contracts and Reinsurance Agreements. After the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, cause to be issued any Policyholder Contracts or Reinsurance Agreements (other than endorsements thereon or changes in coverage thereunder) on behalf of the URC.

                  5.12. URC/URG Merger. Seller shall use its reasonable efforts for the URC/URG merger to be approved prior to the Closing Date.

                                   ARTICLE VI

              CONDITIONS TO CLOSING; ABANDONMENT OF THE TRANSACTION

                  6.1. Conditions to the Obligations of Purchaser. Except to the extent waived by Purchaser in writing, the obligations of Purchaser to consummate the transactions contemplated herein and to purchase the Stock shall be subject to the satisfaction of each of the following conditions:

                  (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if and to the same effect as though made at and as of the Closing Date. Seller shall have performed all of its obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Seller shall have delivered to Purchaser a certificate, in form and substance satisfactory to Purchaser, dated the date of the Closing and signed on its behalf by its Chairman, a Vice Chairman, its President or a Vice President in his or her respective representative capacity, and not individually, to all such effects and certifying to the satisfaction of the conditions to be performed by Seller, URG and URC (prior to the Closing) set forth in this
Section 6.1.

                  (b) No action or proceeding shall have been instituted and remain pending before a court or other governmental body (foreign or domestic) to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, the sale of the Stock to Purchaser or the performance of the material obligations of the parties to this Agreement; nor shall any governmental agency or body have notified either party to this Agreement or URG or URC that the consummation of the transactions contemplated by this Agreement would constitute a violation of the laws of the United States or the laws of the jurisdiction to which Purchaser, URG or URC is subject and that it intends to commence proceedings to restrain consummation of such transactions, to force divestiture if such transactions are consummated or to materially modify the terms or the results of such transactions unless such agency or body shall have withdrawn such notice prior to the Closing Date.

                  (c) All authorizations, consents and approvals: (i) with respect to the change of control of URC, and confirmation that none of URC's net liabilities incurred prior to the closing of the transaction will be required to be included in the Statutory Financial Statements of URC after closing, by the insurance commissioner of the State of New Hampshire, (ii) of the proposed dividend of URC by the insurance commissioner of the State of New Hampshire,
(iii) by the Secretaries of State of New Hampshire and Delaware and the insurance commissioners of the State of New Hampshire and California of the URC/URG merger, and (iv) of the insurance department of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement which are required by applicable law, regulation or rule to be obtained in order to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained.

                  (d) As of the Closing Date, URC shall possess the Insurance Permits in the form and covering the lines set forth in Schedule 3.1(b) in at least forty-five states, which number shall include California and New York which Insurance Permits shall be in full force and effect, in good standing and not subject to restrictions or limitations that did not exist as of the date of this Agreement. In the event that URC does not possess all of the Insurance Permits set forth in Schedule 3.1(b) in full force and effect, in good standing and not subject to any restrictions or limitations that did not exist as of this Agreement including without limitation in the event that Purchaser, in its sole discretion, waives the condition set forth in the first sentence of this Section 6.1(d), the Purchase Price shall then be decreased by $118,750 for each state in which URC does not possess such an Insurance Permit as of the Closing Date; provided, however, that the Purchase Price shall be decreased (i) by $400,000 in the event that URC does not possess such an Insurance Permit in the State of California as of the Closing Date, and (ii) by $400,000 in the event that URC does not possess such an Insurance Permit in the State of New York as of the Closing Date.

                  (e) Not withstanding the provision of sub-paragraph (d), no adjustment will be made to the Purchase Price in the event an Insurance Permit is limited or restricted solely as a result of either: (i) the approval of the acquisition of control of URC by Purchaser or (ii) the URC/URG merger.

                  (f) SRA and URC shall have entered into the Revised Service Agreement in the form attached hereto as Exhibit C.

                  (g) Purchaser shall have received from Seller's or SRA's in-house counsel, one or more opinions, dated the date of the Closing, in form and substance reasonably satisfactory to Purchaser's counsel, which opinions shall address the corporate laws of the State of Delaware and the corporate and insurance laws of the State of New Hampshire and taken together shall be to the effect that:

                  (i) Each of Seller, URG and URC is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation;

                  (ii) Each of URG and URC is not required to be qualified as a foreign corporation in any jurisdiction;

                  (iii) the authorized capital stock of URG consists of the Stock, all of which has been duly authorized and validly issued and is fully paid and non-assessable;

                  (iv) the authorized capital stock of URC consists of 320,000 shares of common stock with a par value of $15.00 per share, of which 320,000 shares are issued and outstanding, all of which has been duly authorized, validly issued and fully paid and non-assessable, and is owned of record and, to the knowledge of such counsel after due inquiry, beneficially by URG, free and clear of all liens, claims and encumbrances;

                  (v) all of the Stock is owned of record and, to the knowledge of such counsel after due inquiry, beneficially by Seller, and upon the transfer of the Stock to Purchaser pursuant to the terms hereof, Purchaser will be vested with good and valid title thereto, free and clear of all liens, claims and encumbrances, assuming that Purchaser acquires the Stock without notice of any adverse claim;

                  (vi) all corporate actions by Seller required to authorize the execution, delivery and performance of this Agreement by Seller has been taken, and Seller has the corporate power to perform its obligations hereunder and thereunder;

                  (vii) this Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to the Bankruptcy Exception;

                  (viii) the written confirmation of permission from the insurance commissioner of the State of New Hampshire approving the transfer to SRA of 100% of the past, present and future liabilities and obligations of URC, both disclosed and undisclosed, has been obtained;

                  (ix) all of the obligations of URC under the Affiliate Reinsurance Agreements have been legally novated pursuant to the Affiliate Novation Agreements, which Affiliate Novation Agreements will continue in full force and effect after the Closing;

                  (x) to the knowledge of such counsel after due inquiry, approximately 99% of the obligations of URC under the Policyholder Contracts and Reinsurance Agreements (other than the Affiliate Reinsurance Agreements) have been legally novated pursuant to the Novation Agreements, which Novation Agreements will continue in full force and effect after the Closing;

                  (xi) other than applications filed with the insurance commissioners of the States of New Hampshire requesting approval for change in control of URC, approval of the dividends of URC, approval of the Revised Service Agreement, approval of URC/URG Merger and confirmation that none of URC's net liabilities incurred prior to the closing of the transaction will be required to be included in the Statutory Financial Statements of URC after closing and California requesting approval of the URC/URG merger, and the Secretaries of State of New Hampshire and Delaware requesting approval of the URC/URG merger, all of which applications have been approved and/or granted, there are no actions, suits or administrative, arbitration or other proceedings pending or, to the knowledge of such counsel, threatened in writing, against or affecting Seller, URG or URC at law or in equity, or before or by any federal, state, or other government department, commission, board, bureau, agency or instrumentality;

                  (xii) to the best knowledge of counsel, all authorizations, consents and approvals of all governmental agencies and authorities of the United States, of any state or any local jurisdiction required in order to permit consummation by Seller of the transactions contemplated by this Agreement have been obtained, except for those authorizations, consents and approvals which, if not complied with or obtained, would not have a Material Adverse Effect; and

                  (xiii) such counsel is not aware of any facts (other than the change in control of URC or the URC/URG Merger) that could result in any of the Insurance Permits listed on Schedule 3.1(b) not being in full force and effect.

In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate: (i) upon opinions of local counsel as to matters of law other than that of the federal laws of the United States (provided such local counsel's opinions are received from counsel reasonably satisfactory to Purchaser and its counsel and are addressed to Purchaser) and (ii) as to matters of fact, upon certificates of state officials and of any officer or officers of Seller or any of its Subsidiaries (including URG and URC) provided in all such cases that the extent of any such reliance is specified in such opinion.

                  (h) Purchaser shall have received copies of all Insurance Permits identified on Schedule 3.1(b), certified by Seller as being in full force and effect.

                  (i) At the Closing, Seller shall deliver to Purchaser resignations of all officers and directors of each of URG and URC, effective upon the Closing.

                  (j) Purchaser shall have received fully executed originals of the URC Agreements or copies thereof certified by Seller.

                  (k) Seller shall have reduced the statutory surplus of URC to approximately $13.0 million, which is the minimum amount required by state insurance departments for the conduct of URC's business. Seller shall have reduced GAAP shareholder equity of URG to approximately $50,000 plus URG's equity in URC.

                  6.2. Conditions to the Obligations of Seller. Except to the extent waived by Seller in writing, the obligations of Seller to consummate the transactions contemplated herein and to sell the Stock shall be subject to the satisfaction of each of the following conditions:

                  (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if and to the same effect as though made at and as of the Closing Date. Purchaser shall have performed all of its obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Purchaser shall have delivered to Seller certificates of Purchaser, in form and substance satisfactory to Seller, dated the date of the Closing and signed on behalf of Purchaser by its President or a Vice President in his or her respective representative capacity, and not individually, to all such effects and certifying to the satisfaction of the conditions to be performed by Purchaser set forth in this Section 6.2.

                  (b) No action or proceeding shall have been instituted and remain pending before a court or other governmental body (domestic or foreign) to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, the sale of the Stock by Seller or the performance of the material obligations of the parties to this Agreement; nor shall any governmental agency or body have notified either party to this Agreement or URG or URC that the consummation of the transactions contemplated by this Agreement would constitute a violation of the laws of the United States or the laws of the jurisdiction to which Seller is subject and that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if such transactions are consummated, or to materially modify the terms or the results of such transactions, unless such agency or body shall have withdrawn such notice prior to the Closing Date.

                  (c) All authorizations, consents and approvals: (i) with respect to the change of control of URC, and confirmation that none of URC's net liabilities incurred prior to the closing of the transaction will be required to be included in the Statutory Financial Statements of URC after closing by the insurance commissioner of the State of New Hampshire, (ii) of the proposed dividend of URC by the insurance commissioner of the State of New Hampshire,
(iii) by the

Secretaries of State of New Hampshire and Delaware and the insurance commissioners of the State of New Hampshire and California of the URC/URG merger, and (iv) of the insurance department of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement which are required by applicable law, regulation or rule to be obtained in order to permit the consummation by Purchaser of the transactions contemplated by this Agreement shall have been obtained.

                  (d) Seller shall have received from counsel(s) to Purchaser, one or more opinions, dated the date of the Closing, in form and substance reasonably satisfactory to Seller's counsel, which opinions shall address the corporate laws of Delaware and the corporate and insurance laws of the State of New Hampshire and taken together shall be to the effect that:

                  (i) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

                  (ii) this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to the Bankruptcy Exception; and

                  (iii) all corporate action by Purchaser required to authorize the execution, delivery and performance of this Agreement by Purchaser has been taken, and Purchaser has the corporate power to perform its obligations under this Agreement.

In rendering such opinions such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate: (i) upon opinions of local counsel as to matters of law other than that of the federal laws of the United States (provided such local counsel's opinions are received from counsel reasonably satisfactory to Seller and its counsel and are addressed to Seller); and (ii) as to matters of fact, upon certificates of state officials and of any officer or officers of Purchaser provided in all such cases the extent of any such reliance is specified in such opinion.

                  (e) At the Closing, Purchaser shall elect successor directors for resigning directors of each of URG and URC, and such successor directors shall elect successor officers of each of URG and URC, respectively.

                  6.3. Termination of Agreement and Abandonment of Transactions. Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

                  (a) By mutual written consent of Seller and Purchaser executed on behalf of each by its respective president, vice president, or chief financial officer;

                  (b)      By Purchaser, if the conditions set forth in Section
6.1 shall not have been met on or before July 31, 2003; or

                  (c) By Seller, if the conditions set forth in Section 6.2 shall not have been met on or before July 31, 2003.

                  In the event of termination of this Agreement pursuant hereto, no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 5.1(a)(ii) and Article VII shall survive any such termination, and except that nothing herein shall relieve any party from liability for any breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to termination of this Agreement or any obligations hereunder.

                                  ARTICLE VII

                      TERMINATION OF OBLIGATIONS AND WAIVER
                       OF CONDITIONS; PAYMENT OF EXPENSES

                  In the event that this Agreement shall be terminated pursuant to Section 6.3(a) of this Agreement, all further obligations of the parties under this Agreement shall terminate without further liability of either party to the other and each party will pay all of its own costs and expenses incident to the negotiation and preparation of this Agreement and to its performance of, and compliance with, all agreements and conditions contained in this Agreement on its part to be performed or complied with, including the fees, expenses and disbursements of counsel, provided that the obligations of the parties under
Section 8.3 and the obligations of Purchaser under Section 5.1(a)(ii) shall survive any such termination. Termination of this Agreement pursuant to Section 6.3(b) or Section 6.3(c) shall be without prejudice to the rights and remedies available to each of the parties under applicable law, including the right to recover all expenses, costs and other damages, but no party shall be entitled to incidental or consequential damages including loss of anticipated profits. If any of the conditions specified in Section 6.1 have not been satisfied, Purchaser may, nevertheless, at its election waive such conditions in writing and proceed with the transactions contemplated by this Agreement. If any of the conditions specified in Section 6.2 have not been satisfied, Seller may, nevertheless, at its election waive such conditions in writing and proceed with the transactions contemplated by this Agreement. In the event that the transactions contemplated by this Agreement are consummated, each party will pay all of its own costs and expenses in connection therewith.

                                  ARTICLE VIII

                                     GENERAL

                  8.1. Amendment and Waiver. This Agreement may not be amended, modified or supplemented except upon execution and delivery of a written agreement executed by the parties hereto. Any of the terms, covenants, representations, warranties or conditions hereof may be waived in writing at any time by or on behalf of the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by either party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision, and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                  8.2. Integrated Contract. This Agreement and the Schedules and Exhibits to this Agreement (which constitute part of this Agreement) and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This

Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement does not constitute an amendment or waiver of any rights or obligations under the URG Stock Purchase Agreement of the parties thereto, and there shall be no set-off rights against payments due under this Agreement with respect of any payments due under the URG Stock Purchase Agreement and vice versa.

                  8.3. Publicity. The parties will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby (such agreement not to be unreasonably withheld) and shall not issue any such publication or press release prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

                  8.4. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles regarding the choice of law.

                  8.5. Notices. All notices, requests, claims, demands and other communications required or permitted under this Agreement shall be in writing and sufficiently given, upon receipt or three days after deposit in the United States mail (registered or certified, postage prepaid, return receipt requested) or by telex, facsimile or other written form of electronic communication, to the respective parties as follows:

                  If to Seller, to:

                  Swiss Re America Holding Corporation
                  175 King Street
                  Armonk, New York 10504
                  Attn: Mr. Robert M. Solitro
                  Facsimile: (914) 828-7090

                  with a copy to:

                  Swiss Re Underwriters Agency Inc.
                  26050 Mureau Road
                  Calabasas, California 91302
                  Attn: Stuart M. de Haaff, Esq.
                  Facsimile: (818) 878-0319

                  If to Purchaser, to:

                  RSUI Group, Inc.
                  375 Park Avenue
                  New York, New York 10152
                  Attn: Mr. James P. Slattery
                  Facsimile: (212) 759-3295
                  with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Attn: Linda E. Ransom, Esq.
                  Facsimile: (212) 259-6333

or to such other address or person as either party hereto may, from time to time, designate in a written notice given in like manner (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

                  8.6. No Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto; provided, however, that Purchaser may assign its right and obligation hereunder to acquire the Stock and to pay the Purchase Price to a wholly owned subsidiary of Purchaser without the prior written consent of Seller.

                  8.7. Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.8. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.9. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  8.10. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement, except as provided in Section 5.4 hereof.

                  8.11. Further Assurances. Seller and Purchaser will, whenever and as often as reasonably requested to do so by the other party or its successors, do any and all such other and further acts, and execute, acknowledge and deliver any and all such other and further assignments, transfers and instruments of further assurances, approvals and consents as are necessary or proper in order to complete, ensure and perfect the transactions contemplated by this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, all as of the day and year first above written.

                             (Purchaser)      RSUI GROUP, INC.

                                              By: /s/ James P. Slattery
                                                  ------------------------------
                                              Title: President

                             (Seller)         SWISS RE AMERICA HOLDING
                                              CORPORATION

                                              By: /s/ Robert M. Solitro
                                                  ------------------------------
                                              Title: Member of Senior Management